                                                                   EXHIBIT 23.01

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-4 of our report dated August 12, 1998 (which report expresses an unqualified opinion that such financial statements are in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination of Cardinal Health, Inc. and R.P. Scherer Corporation), appearing in Cardinal Health, Inc's Current Report on Form 8-K/A filed September 28, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Columbus, Ohio
December 11, 1998